Exhibit 10-AK

DONALDSON COMPANY, INC.
DEFERRED COMPENSATION AND 401(k) EXCESS PLAN
(2020 Restatement)

As Amended and Restated Effective as of January 1, 2020

DONALDSON COMPANY, INC.
DEFERRED COMPENSATION AND 401(k) EXCESS PLAN
(2020 Restatement)

TABLE OF CONTENTS
Page

SECTION 1.	HISTORY AND PURPOSE................................................................................................................1

1.1.	History

1.2.	Purpose

1.3.	Relation to Master Stock Plans

SECTION 2.	DEFINITIONS........................................................................................................................................2

2.1.	Account

2.1.1.	Annual Deferral Account

2.1.2.	Company Credit Account

2.2.	Affiliate

2.3.	Base Salary

2.4.	Beneficiary

2.5.	Board

2.6.	Change of Control

2.7.	Code

2.8.	Committee

2.9.	Common Stock

2.10.	Company

2.11.	Company Credit

2.12.	Deferral Credit

2.13.	Disability, Disabled

2.14.	Effective Date

2.15.	Eligible Employee

2.16.	ERISA

2.17.	401(k)‑ESOP Plan

2.18.	Incentive Cycle

2.19.	Master Stock Incentive Plan

2.20.	Participant

2.21.	Performance Cash

2.22.	Performance Share

2.23.	Plan

2.24.	Plan Year

2.25.	Prior Plan Statement

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2.26.	Profit Sharing Credit

2.27.	Restoration Matching Credit

2.28.	Restricted Stock

2.29.	Termination of Employment

2.30.	Valuation Date

2.31.	Vested

SECTION 3.	PARTICIPATION...................................................................................................................................8

3.1.	Eligibility Requirements

3.2.	Termination of Participation

3.3.	Overriding Exclusion

SECTION 4.	DEFERRED COMPENSATION AMOUNTS..............................................................................9

4.1.	Minimum/Maximum Deferrals

4.2.	Enrollment and Election to Defer

4.3.	401(a)(17) Excess Deferral Credits

4.4.	Share Deferral Credits

4.5.	Company Credits

4.6.	Vesting

4.7.	Reduction for Tax Withholding

SECTION 5.	TIME AND MANNER OF PAYMENTS ....................................................................................13

5.1.	Time of Payment

5.2.	Manner of Payment

5.3.	Changes in Time and Manner of Payment

5.4.	Hardship Distributions

5.4.1.	When Available

5.4.2.	Purposes

5.4.3.	Suspension

5.4.4.	Limitations

5.5.	Change of Control Distributions

5.6.	Death Benefit

5.7.	Beneficiary Designation

5.8.	Post‑Termination Deferral Credits

SECTION 6.	DEFERRED COMPENSATION ACCOUNT............................................................................18

6.1.	Participant Accounts

6.2.	Investment of Accounts

6.3.	Assumption of Risk

6.4.	Charges Against Accounts

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SECTION 7.	FUNDING..............................................................................................................................................19

7.1.	Funding

7.2.	Corporate Obligation

SECTION 8.	FORFEITURE OF BENEFITS.......................................................................................................20

SECTION 9.	ADMINISTRATION..........................................................................................................................21

9.1.	Authority

9.2.	Liability

9.3.	Procedures

9.4.	Claim for Benefits

9.5.	Claims Procedure

9.5.1.	Original Claim

9.5.2.	Claims Review Procedure

9.5.3.	General Rules

9.6.	Legal Fees

9.7.	Errors in Computations

SECTION 10.	MISCELLANEOUS...........................................................................................................................24

10.1.	Not an Employment Contract

10.2.	Nontransferability

10.3.	Tax Withholding

10.4.	Expenses

10.5.	Governing Law

10.6.	Amendment and Termination

10.7.	Rules of Interpretation

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DONALDSON COMPANY, INC.
DEFERRED COMPENSATION AND 401(k) EXCESS PLAN
(2020 Restatement)

SECTION 1

HISTORY AND PURPOSE

1.1.History.    Since December 21, 1997, Donaldson Company, Inc. has maintained an unfunded, nonqualified deferred compensation program for a select group of highly compensated employees, known as the “DONALDSON COMPANY, INC. DEFERRED COMPENSATION AND 401(k) EXCESS PLAN.” The Plan, in its most current amended and restated form, is maintained under a document effective January 1, 2008, as amended. Effective as of January 1, 2020, Donaldson Company, Inc. hereby amends and restates the Plan in the manner hereinafter set forth to (i) discontinue notional investment of future Deferral Credits (other than deferrals of Performance Shares) and Company Credits into Stock Units or any other Company stock fund and (ii) make other miscellaneous changes.

1.2.Purpose.    The purposes of this Plan are to enable the Company to supplement the benefits for a select group of management or highly compensated employees under the 401(k)‑ESOP Plan which will be reduced because of the compensation limitation under section 401(a)(17) of the Code; to provide a means whereby certain amounts payable by the Company to a select group of management or highly compensated employees may be deferred to some future period; and to attract and retain certain executive employees of outstanding competence.

1.3.Relation to Master Stock Plans.    All benefits provided by this Plan that are attributable to Performance Shares and Restricted Stock are subject to any applicable terms, conditions and restrictions required by the applicable Master Stock Plan pursuant to which the corresponding long‑term incentive or restricted stock award was issued. Benefits attributable to Company Credits which are paid in the form of Common Stock are subject to any applicable terms, conditions and restrictions required by the Donaldson Company, Inc. 2019 Master Stock Incentive Plan if they are credited on or after November 22, 2019, the Donaldson Company, Inc. 2010 Master Stock Incentive Plan if they are credited on or after November 19, 2010 but before November 22, 2019, the Donaldson Company, Inc. 2001 Master Stock Incentive Plan if they are credited on or after November 16, 2001 but before November 19, 2010, or the Donaldson Company, Inc. 1991 Master Stock Compensation Plan if they are credited before November 16, 2001.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings, unless a different meaning is plainly required by the context. Any masculine terminology used in the Plan shall also include the feminine gender and the definition of any terms in the singular shall also include the plural.
2.1.Account - the deferred compensation account established under this Plan for a Participant pursuant to Section 6.1, which shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant (or designated Beneficiary) pursuant to this Plan, and shall including the following:

2.1.1. Annual Deferral Account - with respect to a Participant, each of the following entries on the records of the Company reflecting Deferral Credits of the Participant for a Plan Year, Incentive Cycle or other performance period as applicable:

(a)
Annual Base Salary Account - that portion of a Participant’s Base Salary that a Participant defers for any one Plan Year (without regard to whether such amounts are withheld and credited during such Plan Year), plus earnings, gains or losses credited or debited to such amounts pursuant to this Plan, less all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Account for such Plan Year.

(b)
Annual 401(a)(17) Excess Account - that portion of a Participant’s Base Salary or Performance Cash in excess of the dollar limit under section 401(a)(17) of the Code that a Participant defers for any one Plan Year pursuant to Section 4.3 (without regard to whether such amounts are withheld and credited during such Plan Year), plus earnings, gains or losses credited or debited to such amounts pursuant to this Plan, less all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Account for such Plan Year.

(c)
Annual Performance Cash Account - that portion of a Participant’s Performance Cash that a Participant defers for any one performance period (without regard to whether such amounts are withheld and credited during such performance period), plus earnings, gains or losses credited or debited to such amounts pursuant to this Plan, less all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Account for such performance period.

(d)	Annual Performance Share Account - that portion of a Participant’s Performance Shares that a Participant defers for any one Incentive Cycle

(without regard to whether such amounts are withheld and credited during such Incentive Cycle), plus earnings, gains or losses credited or debited to such amounts pursuant to this Plan, less all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Account for such Incentive Cycle.

(e)
Annual Restricted Stock Account - that portion of a Participant’s Restricted Stock award that a Participant deferred for any one Plan Year (without regard to whether such amounts are withheld and credited during such Plan Year) prior to January 1, 2008, plus earnings, gains or losses credited or debited to such amounts pursuant to this Plan, less all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Account for such Plan Year.

2.1.2. Company Credit Account - with respect to a Participant, all Company Credits entered on the records of the Company, plus earnings, gains or losses credited or debited to such amounts pursuant to this Plan, less all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Account for such Plan Year.

2.2.Affiliate - a business entity which is under “common control” with the Company or which is a member of an “affiliated service group” that includes the Company, as those terms are defined in sections 414(b), (c) and (m) of the Code. A business entity shall also be treated as an Affiliate if, and to the extent that, such treatment is required by regulations under section 414(o) of the Code. In addition to said required treatment, the Committee may, in its discretion, designate as an Affiliate any business entity which is not such a “common control” or “affiliated service group” business entity but which is otherwise affiliated with the Company, subject to such limitations as the Committee may impose.

2.3.Base Salary - the annual cash compensation relating to services performed during any calendar year, excluding distributions from nonqualified deferred compensation plans, bonuses, commissions, overtime, fringe benefits, profit sharing contributions, stock options, relocation expenses, incentive payments, non‑monetary awards, tuition reimbursement and automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Section 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee. In no event shall Base Salary include any amounts payable to the Participant prior to the commencement of his or her participation in this Plan.

2.4.Beneficiary - any person or entity validly designated by the Participant in accordance with Section 5 to receive the benefits, if any, payable from the Participant’s Account after the Participant’s death. Designated persons or entities shall not be considered Beneficiaries until the death of the Participant.

2.5.Board - the Board of Directors of the Company.

2.6.Change of Control - the occurrence of a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of the assets,” as defined under Treasury Regulation § 1.409A‑3(i)(5), of the Affected Corporation. For this purpose, the “Affected Corporation” is the Participant’s employer, or any corporation (including the Company) in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending with the Participant’s employer. A “majority shareholder” is a shareholder owning more than 50 percent of the total fair market value and total voting power of such corporation.

2.7.Code - the Internal Revenue Code of 1986, including applicable regulations for the specified section of the Code. Any reference in this Plan Statement to a section of the Code, including the applicable regulation, shall be considered also to mean and refer to any subsequent amendment or replacement of that section or regulation.

2.8.Committee - the Human Resources Committee of the Board of Directors of the Company.

2.9.Common Stock - shares of common stock of the Company.

2.10.Company - Donaldson Company, Inc. and, except in determining under Section 2.6 hereof whether or not any Change of Control has occurred, shall include any successor by merger, purchase or otherwise.

2.11.Company Credit - any amount credited to an Eligible Employee in accordance with Section 4.6.

2.12.Deferral Credit - any amount credited to an Eligible Employee in accordance with Section 4.1, 4.2, 4.3 or 4.4.

2.13.Disability, Disabled - the Participant:

(a)
is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company; or

(b)	is eligible to receive and is actually receiving (after the applicable waiting period) benefits under the federal Social Security Act as in effect at the time of the Disability.

Notwithstanding the foregoing, the terms Disability and Disabled shall at all times be interpreted in a manner so as not to violate section 409A of the Internal Revenue Code.

2.14.	Effective Date - December 21, 1997, the original effective date of the Plan. Except as otherwise explicitly provided herein, this amended and restated Plan document is effective as of January 1, 2020.

2.15.Eligible Employee - unless the Committee determines otherwise, each individual described in (a) or (b) below shall be an Eligible Employee to the extent and subject to the limitations specified:

(a)
Officers. Each person who has been designated as an officer of the Company by the Company’s board of directors shall be an Eligible Employee until such person ceases to be such an officer (but excluding any officer who is not receiving any earned income which constitutes income from sources within the United States).

(b)
Executive Employees. For purposes of Section 4.3 only, each executive employee of the Company or its Affiliates, other than an officer described in (a) above, whose compensation (as defined below) from November 1 through October 31 exceeds the annual compensation limit in effect under Code section 401(a)(17) as of such October 31 shall become an Eligible Employee beginning with the immediately following Plan Year. Once an executive has become an Eligible Employee under this paragraph (b), the executive shall remain an Eligible Employee under this paragraph (b) for each subsequent Plan Year until the executive is designated as an officer under paragraph (a) or incurs a Termination of Employment, death or Disability, whichever happens first. For purposes of this paragraph, “compensation” means (i) the executive’s Recognized Compensation (as defined under the 401(k)-ESOP Plan) paid to the executive from November 1 through October 31, plus (ii) any voluntary deferred compensation that would have been included in Recognized Compensation during such period but for the deferral.

2.16.ERISA - the Employee Retirement Income Security Act of 1974, including applicable regulations for the specified section of ERISA. Any reference in this Plan to a section of ERISA, including the applicable regulation, shall be considered also to mean and refer to any subsequent amendment or replacement of that section or regulation.

2.17. 401(k)‑ESOP Plan - the tax‑qualified, profit sharing and employee stock ownership plan known as the “Donaldson Company, Inc. Retirement Savings and Employee Stock Ownership Plan,” as amended from time to time.

2.18.Incentive Cycle - the performance period applicable to a Performance Share.

2.19.Master Stock Incentive Plan - the Donaldson Company, Inc. 2019 Master Stock Incentive Plan, the Donaldson Company, Inc. 2010 Master Stock Incentive Plan, the Donaldson Company, Inc. 2001 Master Stock Incentive Plan, or the Donaldson Company, Inc. 1991 Master Stock Compensation Plan, as applicable.

2.20.Participant - an Eligible Employee or a former Eligible Employee of the Company or its Affiliates who has any amount credited to his or her Account in this Plan.

2.21.Performance Cash - any performance‑based cash compensation (not including Base Salary) earned by a Participant under any Company’s annual or long‑term bonus and incentive plans for services rendered during a performance period of at least 12 months, as further specified on an election form approved by the Committee in its sole discretion.

2.22.Performance Share - any long‑term performance share or share unit award granted under a Master Stock Incentive Plan.

2.23.Plan - the Donaldson Company, Inc. Deferred Compensation and 401(k) Excess Plan as set forth herein, and as the same may be amended from time to time.

2.24.Plan Year - the twelve (12) consecutive month period ending on any December 31.

2.25.Prior Plan Statement - the series of documents pursuant to which the Plan was established effective December 21, 1997 and operated thereafter until the effective date of this restatement. Credits made to the Plan which relate entirely to services performed on or before December 31, 2005 shall continue to be governed under the terms of the Prior Plan Statement in order to preserve grandfathering from the application of section 409A of the Code.

2.26.Profit Sharing Credit - any amount credited to an Eligible Employee in accordance with Section 4.6(b).

2.27.Restoration Matching Credit - any amount credited to an Eligible Employee in accordance with Section 4.6(a).

2.28.Restricted Stock - time‑based restricted stock awarded to an Eligible Employee under restricted stock awarded to an Eligible Employee under the Donaldson Company, Inc. 2001 Master Stock Incentive Plan, or any predecessor plan.

2.29.Termination of Employment - the separation from service (within the meaning of Treas. Regs. § 1.409A‑1(h)) with the Company Controlled Group, voluntarily or involuntarily,

for any reason other than Disability or death. Whether a separation from service has occurred is determined under section 409A of the Code and Treasury Regulation 1.409A‑1(h) (i.e., whether the facts and circumstances indicate that the employer and the employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty‑six (36) month period (or the full period of services to the employer if the employee has been providing services to the employer less than thirty‑six (36) months)). Separation from service shall not be deemed to occur while the employee is on military leave, sick leave or other bona fide leave of absence if the period does not exceed six (6) months or, if longer, so long as the employee retains a right to reemployment with any member of the Company Controlled Group under an applicable statute or by contract. For this purpose, a leave is bona fide only if, and so long as, there is a reasonable expectation that the employee will return to perform services for any member of the Company Controlled Group. Notwithstanding the foregoing, a twenty‑nine (29) month period of absence will be substituted for such six (6) month period if the leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of no less than six (6) months and that causes the employee to be unable to perform the duties of his or her position of employment. For this purpose, the “Company Controlled Group” is the Participant’s employer and all persons with whom the employer would be considered a single employer under Code sections 414(b) and 414(c); provided that, in applying Code sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code section 414(b), the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears therein, and in applying Treas. Regs. § 1.414(c)‑2 for purposes of determining trades or businesses that are under common control for purposes of Code section 414(c), “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears therein.

2.30.Valuation Date - each December 31 and each other day that the New York Stock Exchange is open and conducting business, or such other date or dates as the Committee may establish.

2.31.Vested - nonforfeitable.

SECTION 3

PARTICIPATION

3.1.Eligibility Requirements. Each Eligible Employee who is eligible to participate in the Plan shall commence participation in the Plan only after the Eligible Employee has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period.

3.2.Termination of Participation. A person shall cease to be a Participant as soon as all amounts credited to the Participant’s Account have been paid in full.

3.3.Overriding Exclusion. Notwithstanding anything apparently to the contrary in this Plan or in any written communication, summary, resolution or document or oral communication, no individual shall be a Participant in this Plan, develop benefits under this Plan or be entitled to receive benefits under this Plan (either for the employee or his or her survivors) unless such individual is a member of a select group of management or highly compensated employees (as that expression is used in ERISA). If a court of competent jurisdiction, any representative of the U.S. Department of Labor or any other governmental, regulatory or similar body makes any direct or indirect, formal or informal, determination that an individual is not a member of a select group of management or highly compensated employees (as that expression is used in ERISA), such individual shall not be (and shall not have ever been) a Participant in this Plan at any time. If any person not so defined has been erroneously treated as a Participant in this Plan, upon discovery of such error such person’s erroneous participation shall immediately terminate ab initio and upon demand such person shall be obligated to reimburse the Company for all amounts erroneously paid to him or her.

SECTION 4

DEFERRED COMPENSATION AMOUNTS

4.1.Minimum/Maximum Deferrals. For each Plan Year, an Eligible Employee under Section 2.15(a) may elect to defer remuneration in the following minimum and up to the following maximum amounts for each deferral elected:

Cash Compensation	Deferral Amount
Base Salary	1% ‑ 75%
Performance Cash	1% ‑ 100%

Equity Compensation	Deferral Amount
Performance Shares	1% ‑ 100%

If, prior to the beginning of a Plan Year, an Eligible Employee has made an election for less than the stated minimum amounts, or if no election is made, the amount deferred shall be zero. Notwithstanding the foregoing, with respect to an Eligible Employee who first becomes a Participant after the first day of a Plan Year, the maximum deferral shall be limited to the amount of compensation not yet earned by the Participant as of the date the Participant submits a deferral election to the Committee for acceptance.
4.2.Enrollment and Election to Defer. As a condition to participation, each Eligible Employee who is eligible to participate in the Plan under Section 2.15(a) shall complete, execute and return to the Committee an election form and a beneficiary designation form to the Committee. In addition, the Committee may establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary.

(a)
First Plan Year of Eligibility. If the Committee so allows, an Eligible Employee who first becomes eligible to participate in this Plan (including for this purpose all other voluntary deferral plans that would be required to be aggregated with this Plan under Treas. Regs. § 1.409A‑1(c)(2)) after the first day of a Plan Year must submit a Base Salary deferral election within 30 days after he or she first becomes eligible to participate in the Plan, or within such other earlier deadline as may be established by the Committee in its discretion, in order to participate for that Plan Year. In such event, such person’s participation in this Plan shall not commence earlier than 30 days after he or she first becomes eligible to participate in the Plan, and such person shall not be permitted to defer under this Plan any portion of his or her Base Salary that is paid with respect to services performed prior to his or her participation commencement date, except to the extent permissible under section 409A of the Code and related Treasury guidance or regulations thereunder. If the Participant is not eligible to enter the Plan within a Plan Year under the aforementioned thirty (30) day rule (because, for example, the Participant was previously eligible to participate in the Plan or another voluntary deferral plan of the Company), then any Base Salary deferral election shall apply for the immediately following Plan Year and shall be made before the end of the Plan Year preceding such Plan Year.

(b)
Subsequent Plan Years. For each succeeding Plan Year, an irrevocable Base Salary deferral election for that Plan Year, and such other elections as the Committee deems necessary or desirable under the Plan, shall be made by timely delivering a new election form to the Committee, in accordance with the terms of the Plan, before the end of the Plan Year preceding the Plan Year for which the election is made. The deferral election for the preceding Plan Year, if any, shall not automatically carry over and continue in effect for subsequent years; rather, an affirmative election for each year shall be required.

(c)
Performance‑Based Compensation. Notwithstanding the foregoing requirements as to the timing of deferral elections with respect to Base Salary, an irrevocable deferral election pertaining to Performance Cash or Performance Shares which qualify as “performance‑based compensation” may be made by timely delivering an election form to the Committee, in accordance with the terms of the Plan, no later than six months before the end of the applicable performance period, provided that such compensation is not yet readily ascertainable. “Performance‑based compensation” shall be compensation based on services performed over a period of at least twelve (12) months, in accordance with section 409A of the Code and related guidance. (For this purpose, restricted stock does not qualify as “performance‑based compensation” unless subject to a performance‑based vesting condition or as otherwise qualified under section 409A of the Code and related guidance.) If no such election form is timely delivered for a performance period (including a form canceling a prior election), the deferral election for the preceding performance period, if any, shall continue in effect.

4.3. 401(a)(17) Excess Deferral Credits. An Eligible Employee under Section 2.15(a) or (b) may make a separate election (subject to the minimum and maximum limitations in Section 4.1 above) to defer only from the Participant’s Base Salary and Performance Cash in excess of the annual compensation limit in effect for the Plan Year under section 401(a)(17) of the Code. (In the case of any Eligible Employee under 2.15(a), this election may be addition to or in lieu of a Base Salary or Performance Cash deferral election under Section 4.1.) Any excess deferral election under this Section 4.3 shall be made by timely delivering a new election form to the Committee, in accordance with the terms of the Plan, before the end of the Plan Year preceding the Plan Year for which the election is made. The deferral election for the preceding

Plan Year, if any, shall not automatically carry over and continue in effect for subsequent years; rather, an affirmative election for each year shall be required. If an Eligible Employee makes an election under this Section 4.3 for a Plan Year and earns no Base Salary and no Performance Cash in excess of the annual compensation limit for that year, then no excess deferrals shall be credited for that year.

4.4.Share Deferral Credits.

(a)
Stock Units. After the end of the Incentive Cycle, the Participant’s Account shall be credited with a number of Stock Units equal to the number of Performance Shares deferred by the Participant under any Company long‑term incentive program. Since January 1, 2008, deferral elections made with respect to time‑based Restricted Stock are no longer accepted; provided, that any Stock Units credited pursuant to elections made prior to January 1, 2008 remain subject to the provisions of this Plan.

(b)
Adjustment. In the event of any change in the outstanding shares of Common Stock by reason of any stock split or stock dividend in the form of a split, the Committee shall adjust the number of Stock Units in a Participant’s Account in accordance with the terms of the applicable Master Stock Incentive Plan under Section 1.3.

(c)
Dividend Units. Each time a dividend is paid on shares of Common Stock, the Participant shall receive a credit to his or her Account equal to that number of shares of Common Stock (rounded to the nearest whole share) having a fair market value on the dividend payment date equal to the amount of the dividend payable on the number of Stock Units credited to the Participant’s Account on the dividend record date. The fair market value of each share of Common Stock shall be equal to the closing price of one share of Common Stock on the New York Stock Exchange Composite Transactions on the credit date as of which Stock Units are credited to the Participant’s Account.

(d)
No Actual Shares Prior to Distribution. No actual shares of Common Stock shall be issued until the distribution date(s) described below. The Stock Units shall not be considered issued and outstanding shares for purposes of stockholder voting rights.

4.5.Company Credits.

(a)
Restoration Matching Credits. An Eligible Employee’s Restoration Matching Credits for any Plan Year shall be the amount necessary to make up for the lost share, if any, of fixed matching contributions (but not elective deferred contributions) under Section 3.2 of the 401(k)‑ESOP Plan attributable to the Eligible Employee’s Base Salary and Performance Cash deferrals under this Plan if they would have otherwise been allocated to the account of the Participant under the 401(k)‑ESOP

Plan for such Plan Year, without regard to the annual compensation limit then in effect under section 401(a)(17) of the Code. The amount so credited to a Participant under this Plan for any Plan Year (i) may be smaller or larger than the amount credited to any other person and (ii) may differ from the amount credited the Eligible Employee in the preceding Plan Year. Restoration Matching Credits, if any, shall be credited to the Participant’s Annual Account generally when fixed matching contributions are made to the 401(k)-ESOP throughout the Plan Year (but in all events no later than as soon as administratively practicable after the amount can determined for the applicable Plan Year).

(b)
Profit Sharing Credits. The Board may, in its sole discretion, cause the Account of an Eligible Employee to be credited with Profit Sharing Credits for a Plan Year. Such Profit Sharing Credits shall not exceed the amount necessary to make up for the lost share, if any, of profit sharing contributions under Section 3.4 of the 401(k)‑ESOP Plan attributable to the Eligible Employee’s Base Salary and Performance Cash deferrals under this Plan and the annual compensation limit then in effect under Code section 401(a)(17). The Profit Sharing Credit, if any, shall be credited to the Participant’s Annual Account for the applicable Plan Year as soon as administratively practicable after the amount can determined for the applicable Plan Year.

4.6.Vesting. Subject to the forfeiture provisions of Section 8, the Accounts of all Participants shall be 100% Vested at all times.

4.7.Reduction for Tax Withholding. Notwithstanding anything in Section 4.4 to the contrary, the number of Stock Units credited pursuant to those sections shall be reduced by the number of shares whose aggregate fair market value on the crediting date equals the amount of any taxes that must be withheld at the time of crediting due to the Eligible Employee’s deferral election.

SECTION 5

TIME AND MANNER OF PAYMENTS

5.1.Time of Payment. Payment of a Participant’s Annual Deferral Accounts and Company Credit Account under the Plan will commence as soon as administratively feasible after (but not later than December 31 of the Plan Year in which occurs, or if later, sixty (60) days following) the earliest of the following events:

(a)	the Participant’s death;

(b)	the Participant’s Disability;

(c)	the date that is twenty‑four (24) months following the Participant’s Termination of Employment; or

(d)
a date of distribution selected by the Participant on a form prescribed by the Committee (1) for each Annual Deferral Account at the time a deferral election is made, and (2) for the Company Credit Account at the time the Participant first becomes eligible to participate in the Plan, which may be:

(i)	January 1 of a specified year (for 2020 or later elections; 2019 and earlier elections may contain a specify a date certain); or

(ii)
a date that is a specified number of months after the Participant’s Termination of Employment (not to exceed twenty‑four (24) months); provided, however, that where payment under this paragraph (d)(ii) is made to any “specified employee” (as defined under section 409A of the Code) on account of Termination of Employment, such payment shall commence no earlier than six (6) months following a Termination of Employment (or upon the death of the employee, if earlier) if required to comply with section 409A of the Code.

5.2.Manner of Payment. A Participant’s Annual Deferral Accounts and Company Credit Account will be paid to the Participant in either a single lump sum or in annual installments of not more than ten (10) years (for 2020 or later elections; 2019 and earlier elections may specify lump sum or annual installments of not more than twenty (20) years). The Participant must elect a manner of payment at the time the Participant elects his or her date of distribution pursuant to Section 5.1(d). Notwithstanding the foregoing, the following special rules shall apply:

(a)	in the case of the Participant’s death or Disability, payment shall be in a single lump sum;

(b)
if the Participant’s Account upon commencement of an installment distribution under Section 5.1 is less than the dollar limit then in effect under section 402(g) of the Code (e.g., Nineteen Thousand Five Hundred Dollars ($19,500) in 2020), payment of the Participant’s entire Account shall be in a single lump sum in accordance with the requirements of the cash‑out rules under Treasury regulations issued under section 409A of the Code; and

(c)	in the event no election was made by the Participant, payment shall be in a single lump sum.

Payment of the portion of a Participant’s Account attributable to Deferral Credits other than Performance Shares and Restricted Stock shall be in cash. Payment to a Participant of the portion of the Participant’s Account attributable to Performance Shares and Restricted Stock shall be made, net of withholding taxes, exclusively in shares of Common Stock. Payment to a Participant on or after the date certified in writing by the Committee or its delegate as the date on which distributions in stock of the portion of the Participant’s Account attributable to Company Credits are administratively feasible shall be made, net of withholding taxes, exclusively in shares of Common Stock. Payment prior to that certified date of such portion of a Participant’s Account shall be in cash. For purposes of determining any tax withholding on a payment, the value of Common Stock will be the market price of such Common Stock as of the close of business on the day prior to the date as of which the payment is made.
5.3.Changes in Time and Manner of Payment. Notwithstanding the foregoing, a Participant who is actively employed by the Company may make a new election that changes the time or form of payment selected pursuant to Section 5.1(d) and Section 5.2, subject to the following limitations:

(a)	Such election must be submitted to and accepted by the Committee at least twelve (12) months prior to the date a distribution to the Participant would otherwise have been made or commenced;

(b)	The election shall have no effect until at least twelve (12) months after the date on which the election is made;

(c)
The election may change the time when payment shall commence but only if the new date selected by the Participant for commencement shall be a date that is at least five (5) years from the prior date of distribution selected by the Participant;

(d)	The election may reduce or extend the number of installment payments (subject to the limitations in Section 5.2) so long as the initial installment is delayed at least five (5) years from the date distribution would have otherwise commenced; and

(e)
If the participant changes the time and/or form of payment under this Section 5.3, payment shall commence as soon as administratively feasible after (but not later than December 31 of the Plan Year in which occurs, or if later, sixty (60) days following) the earliest of the following events:

(i)	the Participant’s death;

(ii)	the Participant’s Disability; or

(iii)	the new date selected by the Participant for commencement.

5.4.Hardship Distributions.

5.4.1.When Available. A Participant may receive a hardship distribution from the Deferral Credits in his or her Account if the Committee determines that such hardship distribution is for a purpose described in Section 5.4.2 and the conditions in this Section 5.4 have been fulfilled. To receive such a distribution, the Participant must file a written hardship distribution application with the Committee and furnish such documentation as the Committee may require. In the application, the Participant shall specify the basis for the distribution and the dollar amount to be distributed. If such hardship distribution is approved by the Committee, distribution shall be made as soon as administratively feasible (but no more than sixty (60) days) following the approval of a completed application by the Committee. Hardship distributions shall be made in a lump sum payment of either cash or Common Stock, as required by Section 5.2. The amount of each hardship distribution shall be taken from the portion of the Account attributable to the earliest enrollment (including related earnings) first.

5.4.2.Purposes. Hardship distributions shall be allowed under Section 5.4.1 only if the Participant establishes that the hardship distribution is to be made on account of an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant, (ii) a loss of the Participant’s property due to casualty, or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

5.4.3.Suspension. If the Committee approves a Participant’s petition for payout, the Participant’s deferrals under this Plan shall be suspended as of the date of such approval and the Participant shall receive a payout from the Plan within 60 days of the date of such approval.

5.4.4.Limitations. The amount of the hardship distribution shall not exceed the amount of the Participant’s proven immediate and heavy financial need. A hardship distribution shall not be made after the death of the Participant. The amount of approved hardship distribution shall not exceed the value of the Account. Notwithstanding the foregoing, the Committee, as applicable, shall interpret all provisions relating to suspension and/or payout under this Section 5.4 in a manner that is consistent with section 409A of the Code and other applicable tax law, including but not limited to guidance issued after the effective date of this Plan.

5.5.Change of Control Distributions. Notwithstanding any other provision of this Plan, in the event of a Change of Control, each Participant who incurs a Termination of Employment with the Company for any reason during the two (2) year period following such Change of Control shall receive within ten (10) business days after the date of termination a lump sum payment of the entire balance contained in the Participant’s Account; provided, however, that with respect to any Participant who separated from service before the date of a Change of Control, the balance of the Participant’s Account shall be paid at the time and in the manner as elected by the Participant under this Section 5 hereof (and shall not be commuted to a lump sum or otherwise accelerated by the Change of Control). Where payment under this Section 5.5 is made to any “specified employee” (as defined under section 409A of the Code) on account of Termination of Employment, such payment shall commence no earlier than six (6) months following a Termination of Employment (or upon the death of the employee, if earlier) if required to comply with section 409A of the Code.

5.6.Death Benefit. In the event of a Participant’s death, the Company shall pay the amount of the Participant’s Account as of the date of death (as adjusted from time to time pursuant to Section 6.2) in a lump sum to the Participant’s designated Beneficiary as soon as administratively feasible after the Participant’s death (but not later than December 31 of the Plan Year in which the Participant’s death occurs, or if later, sixty (60) days following such death). Payment to a Participant’s designated Beneficiary shall be in cash to the extent the Participant would have been paid in cash, and in Common Stock of the Company (and cash for fractional shares) to the extent the Participant would have been paid in Common Stock.

5.7.Beneficiary Designation. A Participant shall submit to the Company upon initial designation as an Eligible Employee in the Plan, and at such other times as the Participant desires, on a form provided by the Committee, a written designation of the beneficiary or beneficiaries to whom payment of the Participant’s Account under the Plan shall be made in the event of the Participant’s death. Beneficiary designations shall become effective only when received by the Company. Beneficiary designations first received by the Company after the Participant’s death, and any designations in effect at the time a valid subsequent designation is received by the Company, shall be invalid and have no effect. If a Participant has not designated a Beneficiary, or if no designated Beneficiary is living on the date of distribution, the Participant’s Account shall be distributed to those persons entitled to receive the Participant’s benefit under the 401(k)‑ESOP Plan.

5.8.Post‑Termination Deferral Credits. In the event of a Participant’s Disability, death or Termination of Employment prior to the end of a performance or vesting period to which a

Performance Cash or Performance Share deferral relates, if the Participant becomes entitled to all or any portion of such award upon completion of the performance or vesting period, a Deferral Credit shall be made to the applicable Annual Deferral Account. Payment of such Annual Deferral Account shall commence in the form elected by the Participant under Section 5.2 as of the applicable distribution date under Section 5.1 (subject to any modifications under Section 5.3), or the date the Deferral Credit is made, if later. If payment commences upon the Deferral Credit Date (and thereby is delayed beyond the applicable distribution date), there shall be no “catch‑up” payments.

SECTION 6

DEFERRED COMPENSATION ACCOUNT

6.1.Participant Accounts. The Committee shall cause a bookkeeping account to be kept in the name of each Participant which shall reflect the value of the Deferral Credits and Company Credits, and any earnings (including Dividend Units) thereon, credited to a Participant. Deferral Credits shall be credited to a Participant’s Account as of the date the amounts deferred otherwise would have become due or payable. Company Credits shall be credited at such times as the Committee shall direct.

6.2.Investment of Accounts. Amounts credited to a Participant’s Account (other than those described in Section 4.4) will be adjusted for gains and losses to the same extent that equal amounts would have been adjusted if they had been invested as directed by the Participant in the subfund or subfunds designated by the Committee; provided, that no amounts credited to a Participant’s Account (other than those described in Section 4.4) for Plan Years beginning on and after January 1, 2020 may be credited to Stock Units or any other Company stock fund. Amounts described in Section 4.4 will be adjusted as set forth in that section.

6.3.Assumption of Risk. The Participant, by electing to make deferrals under this Plan, assumes all risk in connection with any decrease in value of the Participant’s Account.

6.4.Charges Against Accounts. There shall be charged against each Participant’s bookkeeping account any payments made to the Participant or the Participant’s Beneficiary in accordance with Section 5.

SECTION 7

FUNDING

7.1.Funding. The Company and its Affiliates shall be responsible for paying all benefits due hereunder. For the purpose of facilitating the payment of benefits due hereunder, the Company may (but shall not be required to) establish and maintain a grantor trust pursuant to an Agreement between the Company and a trustee selected by the Company; provided, however, that any such grantor trust must be structured so that it does not result in any federal income tax consequences to any Participant until distributions under Section 5 are actually received. The Company may contribute to a grantor trust thereby created such amounts as it may from time to time determine.

7.2.Corporate Obligation. Neither the officers nor any member of the Board of Directors of the Company or any of its Affiliates in any way secures or guarantees the payment of any benefit or amount which may become due and payable hereunder to or with respect to any Participant. Each Participant and other person entitled at any time to payments hereunder shall look solely to the assets of the Company and its Affiliates for such payments as an unsecured, general creditor. Nothing herein shall be construed to give a Participant, Beneficiary or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or in which it may have any right, title or interest now or in the future. After benefits shall have been paid to or with respect to a Participant and such payment purports to cover in full the benefit hereunder, such former Participant or other person or persons, as the case may be, shall have no further right or interest in the other assets of the Company and its Affiliates in connection with this Plan.

SECTION 8

FORFEITURE OF BENEFITS

All unpaid benefits under this Plan accrued under Section 4.6 shall be permanently forfeited if the Committee determines that the Participant, either before or after the Participant’s Termination of Employment or Disability, or before the Participant’s death:

(a)	engaged in criminal or fraudulent conduct resulting in a hardship to the Company or an Affiliate; or

(b)	breached the Participant’s written employment agreement with the Company or an Affiliate.

In addition to the foregoing, all benefits accrued or paid under this Plan are subject to the Company’s clawback and recoupment policy as the same may be amended from time to time.

SECTION 9

ADMINISTRATION

9.1.Authority. The Plan shall be administered by the Committee, which shall have full discretionary power and authority to administer and interpret the Plan and to determine all factual and legal questions under the Plan, including but not limited to the entitlement of Participants and Beneficiaries, and the amount of their respective interests. Except where necessary to comply with applicable corporate or securities law, or applicable rules of the New York Stock Exchange (e.g., with respect to executive officers), the Committee may delegate or redelegate to one or more persons, jointly or severally, and whether or not such persons are members of the committee or employees of the Company, such functions assigned to the Committee hereunder as it may from time to time deem advisable. Until withdrawn or redelegated by the Committee, all of the Committee’s delegable power and authority under this Section 9.1 shall be deemed delegated to the Company’s Vice President in charge of executive compensation, excluding only the power and authority to act in such a way as would materially increase the cost of the Plan.

9.2.Liability. No member of the Committee and no director or member of the management of the Company or its Affiliates shall be liable to any persons for any actions taken under the Plan, or for any failure to effect any of the objective or purposes of the Plan, by reason of insolvency or otherwise.

9.3.Procedures. The Committee may from time to time adopt such rules and procedures as it deems appropriate to assist in the administration of the Plan.

9.4.Claim for Benefits. No employee or other person shall have any claim or right to payment of any amount hereunder until payment has been authorized and directed by the Committee.

9.5.Claims Procedure. Until modified by the Committee, the claims procedure set forth in this Section 9.5 shall be the claims procedure for the resolution of disputes and disposition of claims arising under the Plan.

9.5.1.Original Claim. Any employee, former employee, or Beneficiary of such employee or former employee may, if the employee, former employee or Beneficiary so desires, file with the Committee a written claim for benefits under the Plan. Within ninety (90) days after the filing of such a claim, the Committee shall notify the claimant in writing whether the claim is upheld or denied in whole or in part or shall furnish the claimant a written notice describing specific special circumstances requiring a specified amount of additional time (but not more than one hundred eighty (180) days from the date the claim was filed) to reach a decision on the claim. If the claim is denied in whole or in part, the Committee shall state in writing:

(a)	the specific reasons for the denial,

(b)	the specific references to the pertinent provisions of this Plan on which the denial is based,

(c)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and

(d)	an explanation of the claims review procedure set forth in this Section.

9.5.2.Claims Review Procedure. Within sixty (60) days after receipt of notice that the claim has been denied in whole or in part, the claimant may file with the Committee a written request for a review and may, in conjunction therewith, submit written issues and comments. Within sixty (60) days after the filing of such a request for review, the Committee shall notify the claimant in writing whether, upon review, the claim was upheld or denied in whole or in part or shall furnish the claimant a written notice describing specific special circumstances requiring a specified amount of additional time (but not more than one hundred twenty (120) days from the date the request for review was filed) to reach a decision on the request for review.

9.5.3.General Rules.

(a)
No inquiry or question shall be deemed to be a claim or a request for a review of a denied claim unless made in accordance with the claims procedure. The Committee may require that any claim for benefits and any request for a review of a denied claim be filed on forms to be furnished by the Committee upon request.

(b)	All decisions on original claims shall be made by the Committee and requests for a review of denied claims shall be made by the Committee.

(c)	The Committee may, in its discretion, hold one or more hearings on a claim or a request for a review of a denied claim.

(d)
Claimants may be represented by a lawyer or other representative at their own expense, but the Committee reserves the right to require the claimant to furnish written authorization. A claimant’s representative shall be entitled to copies of all notices given to the claimant.

(e)
The decision of the Committee on an original claim or on a request for a review of a denied claim shall be served on the claimant in writing. If a decision or notice is not received by a claimant within the time specified, the claim or request for a review of a denied claim shall be deemed to have been denied.

(f)
Prior to filing a claim or a request for a review of a denied claim, the claimant or the claimant’s representative shall have a reasonable opportunity to review a copy of this Plan Statement and all other pertinent documents in the possession of the Company and its Affiliates.

9.6.Legal Fees. If the Company does not pay the benefits required under the terms of the Plan for reasons other than the insolvency of the Company, the Company agrees to reimburse any Participant for all legal fees incurred in enforcing his or her claim to benefits under the Plan. Notwithstanding the foregoing, to the extent required to comply with the provisions of section 409A of the Code, no reimbursement of expenses incurred by the Participant during any taxable year shall be made after the last day of the following taxable year.

9.7.Errors in Computations. The Committee shall not be liable or responsible for any error in the computation of any benefit payable to or with respect to any Participant resulting from any misstatement of fact made by the Participant or by or on behalf of any Beneficiary to whom such benefit shall be payable, directly or indirectly, to the Committee, and used by the Committee in determining the benefit. The Committee shall not be obligated or required to increase the benefit payable to or with respect to such Participant which, on discovery of the misstatement, is found to be understated as a result of such misstatement of the Participant. However, the benefit of any Participant which is overstated by reason of any such misstatement or any other reason shall be reduced to the amount appropriate in view of the truth (and to recover any prior overpayment).

SECTION 10

MISCELLANEOUS

10.1.Not an Employment Contract. This Plan is not and shall not be deemed to constitute a contract of employment between the Company and any employee or other person, nor shall anything herein contained be deemed to give any employee or other person any right to be retained in the Company’s employ or in any way limit or restrict the Company’s right or power to discharge any employee or other person at any time and to treat him without regard to the effect which such treatment might have upon the employee as a Participant in the Plan.

10.2.Nontransferability. A Participant’s rights and interest under the Plan, including amounts payable, may not be assigned, alienated, pledged or transferred except, in the event of a Participant’s death to his Beneficiary. No benefit payable under this Plan shall be subject to attachment, garnishment, execution following judgment or other legal process before actual payment to the Participant or Beneficiary.

10.3.Tax Withholding. The Company shall withhold the amount of any federal, state or local income tax or other tax required to be withheld by the Company under applicable law with respect to any amount payable under the Plan. Any cash payable in lieu of fractional shares shall be applied to the payment of tax withholding. The Participant shall not be liable for any tax withholding.

10.4.Expenses. All expenses of administering the Plan shall be borne by the Company.

10.5.Governing Law. Except to the extent that federal law is controlling, the Plan shall be construed and enforced in accordance with and governed by the laws of the State of Minnesota.

10.6.Amendment and Termination. The Company reserves the power to unilaterally amend this Plan at any time, either prospectively or retroactively or both by action of the Committee. The Committee may likewise terminate or curtail the benefits of this Plan both with regard to persons expecting to receive benefits in the future and persons already receiving benefits at the time of such action; provided, however, that the Committee may not amend or terminate the Plan with respect to benefits that have accrued and are vested pursuant to Section 4 in any manner that reduces the amount of such benefits or alters the effect of any participant election previously filed with the Company. No modification of the terms of this Plan shall be effective unless it is in writing and signed on behalf of the Company by a person authorized to execute such writing. No oral representation concerning the interpretation or effect of this Plan shall be effective to amend the Plan. To the extent permissible under section 409A of the Code and related Treasury regulations and guidance, including but not limited to such guidance and regulations as may be issued after the effective date of this Plan, if there is a termination of the Plan, the Company shall have the right, in its sole discretion, and notwithstanding any elections made by the Participant, to pay all benefits in a lump sum following such termination as soon as practicable subject to the limitations prescribed under section 409A of the Code and the regulations thereunder.

10.7.Rules of Interpretation. The titles given to the various sections of this Plan are inserted for convenience of reference only and are not part of this Plan, and they shall not be considered in determining the purpose, meaning or intent of any provision hereof. This Plan shall be construed and this Plan shall be administered to create an unfunded plan providing deferred compensation to a select group of management or highly compensated employees so that it is exempt from the requirements of Parts 2, 3 and 4 of Title I of ERISA and qualifies for a form of simplified, alternative compliance with the reporting and disclosure requirements of Part 1 of Title I of ERISA.